Exhibit 10.39
THIRD AMENDMENT AGREEMENT
This Third Amendment Agreement dated as of August 17, 2007 (“Amendment”) is entered into with reference to the Revolving Loan Agreement dated as of November 22, 2005, as amended (the “Loan Agreement”), among KB HOME, a Delaware corporation (“Borrower”), the Banks party thereto, and Bank of America, N.A., as Administrative Agent. Borrower and the Administrative Agent, acting on behalf of the Required Banks under the Loan Agreement, agree to amend the Loan Agreement as follows:
1.	Definitions. Capitalized terms used but not defined herein have the meanings set forth in the Loan Agreement.

2.	Consent to Reduced Consolidated Interest Coverage Ratio. Administrative Agent and Required Banks consent and agree, on a one time basis, as follows:
(a)	Notwithstanding the provisions of Section 6.11 of the Loan Agreement, with respect to the Reduction Period (as defined below):
(1)
Subject to Section 2(h) of this Amendment, Borrower shall not permit the Consolidated Interest Coverage Ratio, at the end of each of the first 8 consecutive Fiscal Quarters included within such period, to be less than 1.00 to 1.00.

(2)
Subject to Section 2(h) of this Amendment, Borrower shall not permit the Consolidated Interest Coverage Ratio, at the end of the 9th Fiscal Quarter included within such period, to be less than 1.50 to 1.00.

(3)
Following the date of this Amendment and during the Reduction Period, Borrower shall not and shall not permit any of its Consolidated Subsidiaries to (notwithstanding the provisions of Sections 6.4(e) and 6.12 of the Loan Agreement), retire, redeem, purchase or otherwise acquire for value any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by Borrower, unless both of the following conditions have been met:

(A)
the Consolidated Leverage Ratio at the end of the preceding Fiscal Quarter for which a Compliance Certificate has been delivered pursuant to Section 7.2 of the Loan Agreement is not greater than 0.90 to 1.00; and

(B)	no Default or Event of Default has occurred and is continuing or would result therefrom.
(b)
If the Consolidated Interest Coverage Ratio at the end of any Fiscal Quarter included within the Reduction Period is less than 2.00 to 1.00 but greater than or equal to 1.50 to 1.00, Applicable Rates as of any date of determination during the Reduction Period shall mean the following percentages per annum, based upon the Applicable Pricing Level on that date, subject to the provisions of Articles II and III of the Loan Agreement:

			Applicable Letter of
Applicable		Applicable	Credit Fee
Pricing	Applicable Base	Commitment Fee	Applicable Eurodollar
Level	Rate Spread	Rate	Rate Spread
I	0.000%	0.200%	0.750%
II	0.000%	0.225%	0.875%
III	0.000%	0.250%	1.000%
IV	0.000%	0.275%	1.250%
V	0.000%	0.300%	1.625%
If the Consolidated Interest Coverage Ratio at the end of any Fiscal Quarter included within the Reduction Period is less than 1.50 to 1.00 but greater than or equal to 1.25 to 1.00, Applicable Rates as of any date of determination during the Reduction Period shall mean the following percentages per annum, based upon the Applicable Pricing Level on that date, subject to the provisions of Articles II and III of the Loan Agreement:

			Applicable Letter of
Applicable		Applicable	Credit Fee
Pricing	Applicable Base	Commitment Fee	Applicable Eurodollar
Level	Rate Spread	Rate	Rate Spread
I	0.000%	0.225%	0.875%
II	0.000%	0.250%	1.000%
III	0.000%	0.275%	1.125%
IV	0.000%	0.300%	1.375%
V	0.000%	0.325%	1.750%
If the Consolidated Interest Coverage Ratio at the end of any Fiscal Quarter included within the Reduction Period is less than 1.25 to 1.00 but greater than or equal to 1.00 to 1.00, Applicable Rates as of any date of determination during the Reduction Period shall mean the following percentages per annum, based upon the Applicable Pricing Level on that date, subject to the provisions of Articles II and III of the Loan Agreement:

			Applicable Letter of
Applicable		Applicable	Credit Fee
Pricing	Applicable Base	Commitment Fee	Applicable Eurodollar
Level	Rate Spread	Rate	Rate Spread
I	0.000%	0.250%	1.000%
II	0.000%	0.275%	1.125%
III	0.000%	0.300%	1.250%
IV	0.000%	0.325%	1.500%
V	0.000%	0.350%	1.875%
If the Consolidated Interest Coverage Ratio at the end of any Fiscal Quarter included within the Reduction Period is less than 1.00 to 1.00, Applicable Rates as of any date of determination during the Reduction Period shall mean the following percentages per annum, based upon the Applicable Pricing Level on that date, subject to the provisions of Articles II and III of the Loan Agreement:

			Applicable Letter of
Applicable		Applicable	Credit Fee
Pricing	Applicable Base	Commitment Fee	Applicable Eurodollar
Level	Rate Spread	Rate	Rate Spread
I	0.000%	0.300%	1.125%
II	0.000%	0.325%	1.250%
III	0.000%	0.350%	1.375%
IV	0.000%	0.375%	1.625%
V	0.000%	0.400%	2.000%
With respect to any Fiscal Quarter included within the Reduction Period, any change in the Applicable Rate resulting from a change in the Consolidated Interest Coverage Ratio or Consolidated Leverage Ratio shall be effective as of the first Business Day immediately following the date a Compliance Certificate for such Fiscal Quarter is delivered pursuant to Section 7.2 of the Loan Agreement; provided, however, that if a Compliance Certificate is not delivered on or prior to a date required by Section 7.2 of the Loan Agreement, and if the Compliance Certificate indicates that the Applicable Rate of Borrower will increase (i.e., becomes less favorable to Borrower), the date of increase in the Applicable Rate will be deemed to be the date upon which such Compliance Certificate was due under Section 7.2 of the Loan Agreement, not the date upon which such Compliance Certificate was delivered.
The Applicable Rates applicable with respect to the last Fiscal Quarter of the Reduction Period shall continue to be effective until the first Business Day following receipt by Administrative Agent of a Compliance Certificate delivered pursuant to Section 7.2 of the Loan Agreement showing the Consolidated Interest Coverage Ratio to be greater than or equal to 2.00 to 1.00.
(c)
“Reduction Period” means the one time period of 9 consecutive Fiscal Quarters commencing with the beginning of the Fiscal Quarter chosen by Borrower. Borrower shall designate the Reduction Period concurrently with its delivery to the Administrative Agent of a Compliance Certificate for the first Fiscal Quarter of such period by delivering its notice of designation (the “Reduction Designation”) to Administrative Agent. The Reduction Designation is irrevocable upon the Administrative Agent’s receipt thereof. For the avoidance of doubt, the Reduction Period includes the Elimination Period.

(d)	Any failure to comply with Section 2(a) of this Amendment during the Reduction Period shall constitute a failure to comply with Section 6.11 of the Loan Agreement for purposes of Section 9.1 thereof.

(e)
Notwithstanding the provisions of Sections 2(a), 2(b) and 2(c) of this Amendment, if the Consolidated Interest Coverage Ratio for any Fiscal Quarter included within the Reduction Period as set forth in a Compliance Certificate delivered pursuant to Section 7.2 of the Loan Agreement is equal to or greater than 2.00 to 1.00, the provisions set forth in Sections 2(a) and 2(b) of this Amendment shall cease to apply as of the date of delivery of such Compliance Certificate. If a subsequent Compliance Certificate delivered pursuant to Section 7.2 of the Loan Agreement for a Fiscal Quarter included within the Reduction Period shows a Consolidated Interest Coverage Ratio less than 2.00 to 1.00 as of the end of the Fiscal Quarter covered by such Compliance Certificate, the provisions set forth in Sections 2(a) and 2(b) of this Amendment shall again begin to apply as of the date of delivery of such Compliance Certificate.
(f)	During the Reduction Period, Section 6.10 of the Loan Agreement shall be amended to read in its entirety as follows:
6.10	Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio to be, at the end of any Fiscal Quarter, greater than:
(a)	2.00 to 1.00 (if the Consolidated Interest Coverage Ratio at the end of that Fiscal Quarter is greater than or equal to 1.50 to 1.00);

(b)	1.50 to 1.00 (if the Consolidated Interest Coverage Ratio at the end of that Fiscal Quarter is less than 1.50 to 1.00 but greater than or equal to 1.25 to 1.00); or

(c)	1.25 to 1.00 (if the Consolidated Interest Coverage Ratio at the end of that Fiscal Quarter is less than 1.25 to 1.00).
(g)
“Elimination Period” means the one time period of up to 4 consecutive Fiscal Quarters (all of which must occur within the Reduction Period) commencing with the beginning of a Fiscal Quarter contained within the Reduction Period chosen by Borrower. Borrower shall designate the Elimination Period concurrently with its delivery to the Administrative Agent of a Compliance Certificate for the first Fiscal Quarter of such period by delivering its notice of designation (the “Elimination Designation”) to Administrative Agent. The Elimination Designation is irrevocable upon the Administrative Agent’s receipt thereof.

(h)	Notwithstanding any other provisions of this Amendment or the Loan Agreement:
(1)
During the Elimination Period, Borrower shall not be subject to the provisions of Sections 2(a)(1) and 2(a)(2) of this Amendment and Section 6.11 of the Loan Agreement; provided, however, that a Compliance Certificate delivered pursuant to Section 7.2 of the Loan Agreement shall include a calculation of the Consolidated Interest Coverage Ratio at the end of each Fiscal Quarter included within the Elimination Period.

(2)	During the Elimination Period, Borrower shall not permit the Consolidated Leverage Ratio to be greater than 1.10 to 1.00.

(3)
Upon delivery of the Elimination Designation, Borrower shall establish an interest-bearing interest reserve account with Administrative Agent (the “Reserve Account”) and shall maintain at all times (except as otherwise provided below) in such interest reserve account cash deposits in an amount (the “Minimum Reserve Amount”) equal to the Consolidated Interest Expense for the then most recently completed Fiscal Quarter, as shown in the Compliance Certificate for such Fiscal Quarter delivered pursuant to Section 7.2 of the Loan Agreement, times 4.

Any deficiency in the Minimum Reserve Amount or redeposit of the Minimum Reserve Amount, as required per the terms set forth below, shall be funded into the Reserve Account within one Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.2 of the Loan Agreement, subject to the following:
(A)
if a Compliance Certificate is not delivered on or prior to a date required by Section 7.2 of the Loan Agreement, an amount equal to 10% of the then effective Minimum Reserve Amount shall be additionally funded into the Reserve Account within 3 Business Days immediately following the date upon which such Compliance Certificate was due under Section 7.2 of the Loan Agreement; and

(B)
if, as a result of any restatement of or other adjustment to the financial statements of Borrower or a calculation error, Borrower or Administrative Agent determines that (i) the Consolidated Interest Expense as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Interest Expense would have resulted in an increase in the Minimum Reserve Amount, an amount equal to such increase shall be additionally funded into the Reserve Account within 3 Business Days immediately following the date of such determination by Borrower or Administrative Agent.

Borrower may withdraw all amounts deposited in the Reserve Account on the first Business Day following receipt by the Administrative Agent of Compliance Certificate(s) delivered pursuant to Section 7.2 of the Loan Agreement with respect to a Fiscal Quarter of the Elimination Period (other than the first Fiscal Quarter of the Elimination Period) showing that:
(C)	the Consolidated Interest Coverage Ratio is greater than or equal to 1.00 to 1.00; and

(D)	no Default or Event of Default has then occurred and is continuing at the time of withdrawal (and Borrower delivers a certificate of a Senior Officer to this effect).
But, if at the end of any Fiscal Quarter of the Elimination Period following when such release of the Minimum Reserve Amount was previously permitted pursuant to the terms above the Borrower submits a Compliance Certificate required by Section 7.2 of the Loan Agreement showing that the Consolidated Interest Coverage Ratio is less than 1.00 to 1.00, then Borrower shall redeposit and maintain the Minimum Reserve Amount in the Reserve Account until such time as:
(E)	the Borrower submits a Compliance Certificate required by Section 7.2 of the Loan Agreement establishing that the Consolidated Interest Coverage Ratio is:
(i)	greater than or equal to 1.00 to 1.00 during the Elimination Period;

(ii)
greater than or equal to the then applicable Consolidated Interest Coverage Ratio requirement that would be imposed by Sections 2(a)(1) or 2(a)(2) of this Amendment during the Reduction Period (other than the Elimination Period); or

(iii)	in compliance with Section 6.11 of the Loan Agreement (without giving effect to this Amendment) at the end of any Fiscal Quarter ending after the Reduction Period; and
(F)	no Default or Event of Default has then occurred and is continuing.
Notwithstanding the foregoing, Borrower may withdraw any amounts from the Reserve Account that exceed the amount of Consolidated Interest Expense for the then most recently completed Fiscal Quarter, as shown in the Compliance Certificate for such Fiscal Quarter delivered pursuant to Section 7.2 of the Loan Agreement, times 4, provided, that no Default or Event of Default has then occurred and is continuing at the time of withdrawal (and Borrower delivers a certificate of a Senior Officer to this effect).
Borrower’s failure to comply with the provisions of any of Sections 2(h)(2) or 2(h)(3) of this Amendment shall constitute an Event of Default.
(i)
For the avoidance of doubt, during the Elimination Period, the definition of “Unrestricted Cash” set forth in Section 1.1 of the Loan Agreement shall exclude all amounts deposited in the Reserve Account.

3.	Permanent Amendments to Loan Agreement.
(a)	The definition of “Applicable Pricing Level” set forth in Section 1.1 of the Loan Agreement shall be amended by adding the following paragraph at the end of the definition:
If, as a result of any restatement of or other adjustment to the financial statements of Borrower or a calculation error, Borrower or Administrative Agent determines that (i) the Consolidated Leverage Ratio or Consolidated Interest Coverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio or Consolidated Interest Coverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent, for the account of the applicable Bank, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States of America, automatically and without further action by Administrative Agent, any Bank, or any Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Administrative Agent, any Bank, or any Issuing Bank, as the case may be, under Section 2.5(c)(iii), Section 2.5(j) or Section 3.7 or under Article IX. Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

(b)	The definition of “Consolidated EBITDA” set forth in Section 1.1 of the Loan Agreement shall be amended to read in its entirety as follows:
“Consolidated EBITDA” means, for any period, the sum of (a) Consolidated Net Income for such period, minus (b) interest income to the extent included in calculating Consolidated Net Income for such period, plus (c) any extraordinary loss reflected in such Consolidated Net Income, minus (d) any extraordinary gain reflected in such Consolidated Net Income, plus (e) Consolidated Interest Expense for such period, plus (f) the aggregate amount of federal, state and foreign income taxes payable by Borrower and its Consolidated Subsidiaries for such period, plus (g) depreciation, amortization and all other non-cash expenses of Borrower and its Consolidated Subsidiaries for such period, in each case as determined in accordance with Generally Accepted Accounting Principles consistently applied, plus (h) any Distributions made in Cash by KB France to Borrower during such period, and in the case of items (e), (f) and (g), only to the extent deducted in the determination of Consolidated Net Income for such period.
(c)	The definition of “Consolidated Interest Expense” set forth in Section 1.1 of the Loan Agreement shall be amended to read in its entirety as follows:
“Consolidated Interest Expense” means, for any period, the aggregate amount of interest, fees, charges and related expenses (but excluding premiums and non-cash amounts arising as a result of prepayment or extinguishment of Indebtedness) paid or payable to a lender by Borrower and its Consolidated Subsidiaries on a consolidated basis in connection with borrowed money (including any capitalized interest and accretion of original issue discount on long-term debt) and the interest portion of any capitalized lease payments less interest income of Borrower and its Consolidated Subsidiaries on a consolidated basis.
(d)	The definition of “Consolidated Total Indebtedness” set forth in Section 1.1 of the Loan Agreement shall be amended to read in its entirety as follows:
“Consolidated Total Indebtedness” means, as of any date of determination, all Indebtedness and Contingent Guaranty Obligations of Borrower and its Consolidated Subsidiaries on a consolidated basis on that date (without duplication for any guaranty by Borrower of a Consolidated Subsidiary’s Indebtedness or any guaranty by a Consolidated Subsidiary of either Borrower’s or another Consolidated Subsidiary’s Indebtedness or otherwise) minus (a) all Indebtedness and Contingent Guaranty Obligations of Financial Subsidiaries on a consolidated basis (but only to the extent that such Financial Subsidiaries are also Consolidated Subsidiaries and there is no recourse to Borrower or any other Consolidated Subsidiary) on that date minus (b) all Indebtedness and Contingent Guaranty Obligations of Foreign Subsidiaries of the Borrower on a consolidated basis (but only to the extent that such Foreign Subsidiaries of the Borrower are also Consolidated Subsidiaries and there is no recourse to Borrower or any other Consolidated Subsidiary or any of their respective Property) on that date minus (c) the amount, if any, by which the aggregate Cash and Cash Equivalents (exclusive of any amount maintained in any interest reserve account required by this Agreement) of Borrower and its Consolidated Subsidiaries (other than the

Financial Subsidiaries and Foreign Subsidiaries) on a consolidated basis on that date are in excess of $15,000,000.
(e)	Section 6.9 of the Loan Agreement shall be amended to read in its entirety as follows:
6.9
Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth to be, at the end of any Fiscal Quarter, less than an amount equal to (a) $2,000,000,000, plus (b) an amount equal to 50% of aggregate of the cumulative Consolidated Net Income for each Fiscal Quarter contained in the fiscal period commencing on September 1, 2007 and ending as of the last day of such Fiscal Quarter (provided that there shall be no reduction hereunder in the event of a consolidated net loss in any such Fiscal Quarter), plus (c) an amount equal to 50% of the cumulative net proceeds received by Borrower from the issuance of its capital stock subsequent to August 31, 2007.

4.
Consent Fee. Borrower agrees to pay to the Administrative Agent, for the account of each “Consenting Bank” (as defined in Annex I), a fee equal to 0.200% of the Pro Rata Share of the Commitment held by such Consenting Bank (the “Consent Fee”). The Consent Fee shall be payable to the Consenting Banks only if Consenting Banks constitute Required Banks and shall be paid by Borrower promptly after receipt of consents from Required Banks. Upon payment by Borrower, the Consent Fee received by each Consenting Bank shall be fully earned and nonrefundable.

5.	Conditions Precedent. The effectiveness of this Amendment is conditioned upon the receipt by the Administrative Agent of:
(a)
a projected income statement, projected balance sheet and projections of Borrower’s Consolidated Interest Coverage Ratio, Consolidated Leverage Ratio and Consolidated Tangible Net Worth (collectively, the “Projections”);

(b)	written consents to the execution, delivery and performance hereof from the Required Banks under the Loan Agreement;

(c)	the Consent Fee from the Borrower in the amount payable to each Consenting Bank; and

(d)
such other fees and expenses in such amounts and at such times as heretofore set forth in a letter agreement between Borrower and the Administrative Agent and as otherwise required under the Loan Agreement.

6.	Representations and Warranties. Borrower represents and warrants to the Administrative Agent and the Banks that:
(a)
No Default or Event of Default has occurred and remains continuing and that each of the representations and warranties of Borrower (other than the representations and warranties contained in Sections 4.4(a), 4.6, 4.9, 4.18 and 4.19 of the Loan Agreement) contained in Article IV of the Loan Agreement (each as updated from time to time in accordance with the terms of the Loan Agreement, and except that the financial statements referred to in Section 4.7(a) of the Loan Agreement shall be deemed to refer to the most recent financial statements delivered pursuant to Section 7.1(a) of the Loan Agreement and the Borrowing Base Certificate referred to in Section 4.7(b) of the Loan Agreement shall be deemed to refer to the most recent Borrowing Base Certificate delivered pursuant to Section 2.8 of the Loan Agreement) is true and correct in all material respects as of the date hereof (other than those which relate by their terms solely to another date).

(b)
As of the date hereof, the assumptions upon which each of the Projections are based are believed by management of Borrower to be reasonable and consistent with other assumptions and facts known to Borrower as of the date hereof. Nothing in this Section 6(b) shall be construed as a representation or warranty as of any date other than the date hereof or that any of the Projections will in fact be achieved by Borrower.

(c)
Without expanding the scope of the representations and warranties set forth in Section 6(b), the information provided by Borrower to the Banks in connection with this Amendment, taken as a whole, has not contained any untrue statement of a material fact and has not omitted a material fact necessary to make the statements contained therein, taken as a whole, not misleading under the totality of the circumstances existing at the date such information was provided and in the context in which it was provided.

7.
Updated Projections. Borrower shall, upon the reasonable request of Administrative Agent, provide updates to the Projections during the Reduction Period. Each update shall be based upon the Projections then most recently formulated by Borrower.

8.
Effect of One Time Consent; Confirmation. Except to the limited extent expressly set forth in this Amendment, no consent or waiver, express or implied, by the Administrative Agent or any Bank to or for any breach of or deviation from any covenant, condition or duty by any Loan Party may be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty. In all other respects, the terms of the Loan Agreement and the other Loan Documents are confirmed.

[signatures continued on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

KB HOME, a Delaware corporation

By:	/s/ Kelly K. Masuda Kelly K. Masuda

Its:	Senior Vice President, Treasurer

BANK OF AMERICA, N.A., as Administrative Agent and as a Bank

By:	/s/ Mark Mokelke Mark Mokelke

Its:	Vice President